                                                                    Exhibit 23.3


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4/A Nos. 333-128683, 333-128683-01, 333-128683-02, 333-128683-03, 333-128683-04) and related Prospectus of Toll
Brothers Finance Corp., Toll Brothers, Inc., Toll Corp., Toll Finance Corp., First Huntingdon Finance Corp. and the additional registrants named therein and to the incorporation by reference therein of our report dated December 14, 2005, with respect to the consolidated financial statements of Toll Brothers, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2005, filed with the Securities and Exchange Commission.



                                                          /s/ Ernst & Young LLP


January 6, 2006
Philadelphia, Pennsylvania